UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20649

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROOMSTORE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 27, 2010

Dear Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders, to be held at 10:00 a.m. on September 30, 2010 at the law offices of McGuire Woods at 901 East Cary Street in Richmond, Virginia. Only those shareholders of record as of the close of business on August 23, 2010 will be entitled to vote at the meeting.

The following items will be submitted for a vote:

1.	Election of five directors for one-year terms expiring in 2011.

2.	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2011.

3.	Any other business that may be properly presented at the meeting.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying proxy statement. Please give these materials your careful attention.

Whether or not you plan to attend the Annual Meeting, please submit your vote by completing, signing and dating the enclosed proxy card and returning this card as soon as possible in the enclosed envelope. This will ensure that your shares will be represented at the Annual Meeting.

Sincerely,

/s/ Robert C. Shaffner
Robert C. Shaffner Chairman of the Board

12501 Patterson Avenue

Richmond, VA 23238

(804) 784-7600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Thursday, September 30, 2010

To the Shareholders of RoomStore, Inc:

The Annual Meeting of the Shareholders of RoomStore, Inc, will be held at 10:00 a.m. on September 30, 2010 at the law offices of McGuire Woods at 901 East Cary Street in Richmond, Virginia. Only those shareholders of record as of the close of business on August 23, 2010 will be entitled to vote at the meeting.

The following items will be submitted for a vote:

1.	The election of five directors for one-year terms.

2.	The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2011.

3.	Any other business that may be properly presented at the meeting.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying proxy statement. Please give these materials your careful attention.

Whether or not you plan to attend the Annual Meeting, please submit your vote by completing, signing and dating the enclosed proxy card and returning this card as soon as possible in the enclosed envelope. This will ensure that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors.

/s/ Brian D. Bertonneau
Brian D. Bertonneau Corporate Secretary

Richmond, Virginia

August 27, 2010

12501 Patterson Avenue

Richmond,VA 23238

(804) 784-7600

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held on Thursday, September 30, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of RoomStore, Inc. for use at its Annual Meeting of Shareholders (“Annual Meeting”) to be held on September 30, 2010 at 10:00 a.m. at the law offices of McGuire Woods, One James Center, 901 East Cary Street, in Richmond, Virginia, and at any adjournment of that meeting. All proxies will be voted in accordance with the shareholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Corporate Secretary or by voting in person at the Annual Meeting or by voting again on a later date by Internet or telephone. Directions to attend the Annual Meeting and vote in person can be obtained by calling (804) 301-1016.

This Proxy Statement and the form of Proxy are being mailed to shareholders on or about August 27, 2010. The Proxy Statement and related annual report have also been posted on our website (www.roomstore.com) under the “Investor Relations” section.

Voting Securities and Votes Required

At the close of business on August 23, 2010, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,767,555 shares of our Common Stock, $0.01 par value per share (“Common Stock”), constituting all of our voting stock. Holders of Common Stock are entitled to one vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of those matters.

ALL PROXIES TIMELY RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

We have only one class of directors, and each director is elected annually for a one-year term. Listed below are the names and certain information with respect to each of our director nominees, and the committees upon which they serve:

Name	Age	Director Since	Independent (1)	Audit Committee (2)	Compensation Committee	Governance Committee
Eugene I. Davis	55	2005	X	X	X	X
Ronald A. Kaplan	66	2005	X	X	X	X
Curtis C. Kimbrell	64	2005
Robert C. Shaffner	66	2005	X	X	X	X
N. Martin Stringer	69	2005	X	X	X	X

(1)	All independent directors satisfy the definition of the listing standards of the NASDAQ stock market.
(2)	All audit committee members satisfy the SEC’s requirements for independence.

Additional information regarding our directors is as follows:

Robert C. Shaffner (66) has served as Chairman of the Board and Directors since 2005. He also serves on our Compensation Committee, our Audit Committee and our Corporate Governance Committee. He retired from Klaussner Furniture in 2001, where he was a Senior Vice President and Chief Financial Officer. Previously, he held positions as President of ACME McCrary Corporation and Prestige Fabricators, and Senior Vice President of Wachovia Bank. Mr. Shaffner brings to the board financial skills and insights as a result of his years of experience as a senior executive in charge of financial matters at Klaussner and Wachovia Bank.

Eugene I. Davis (55) has been a director since 2005 and is the Chairman of our Audit Committee. He also serves on our Compensation Committee and our Corporate Governance Committee. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. Mr. Davis is also a member of the Board of Directors of Knology, Inc., DEX One Corp., Ambassadors International Inc., Rural/Metro Corp, Spectrum Brands, Inc. and TerreStar Corporation. Within the last five years, Mr. Davis has served as a Director of American Commercial Lines, Inc., Delta Airlines, Inc., Haights Cross Communications, Inc., SeraCare Life Sciences Inc., Solutia, Inc., Atari, Inc., Exide Technologies, IPCS, Inc., Knology Broadband, Inc., Oglebay Norton Company, Tipperary Corporation, McLeod Communications, Footstar, Inc., PRG Schultz International, Inc., Silicon Graphics, Inc., Foamex, Inc., Ion Broadcasting, Viskase Companies, Inc. and Media General, Inc. As a result of these and other professional experiences, coupled with his strong leadership qualities, Mr. Davis brings to the board particular knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations.

Ronald A. Kaplan (66) has been a director since 2005, and is chairman of the Corporate Governance Committee. He also serves on our Audit Committee and our Compensation Committee. For the past five years, Mr. Kaplan has advised a number of retailers, investment firms, hedge funds and law firms through his firm, Kaplan Business Consulting, LLC. Formerly he worked for Staubach Retail Services and is currently affiliated with Julius M. Feinblum Real Estate. Previously, he held positions as Chief Executive Officer of Room Plus,

President and Chief Operating Officer of Levitz Furniture and consultant to Sauder Woodworking Company. Mr. Kaplan also serves on the board of Goex USA, and during the past 10 years has served on the boards of Levitz Furniture Corporation, Syratech Corporation and Creative Group. Mr. Kaplan brings to the board experience as a senior executive in the furniture retail and furniture manufacturing sectors plus experience in commercial real estate.

N. Martin Stringer (69) has been a director since 2005, and is head of the Compensation Committee. He also serves on our Audit Committee and our Corporate Governance Committee. For the past three years, he has served as counsel at the law firm of McAfee and Taft, where his legal practice is concentrated on business law and transactions. From 1971 to 2006, he was director and President of McKinney and Stringer, a law firm that he co-founded in 1971. He has also worked as a trial attorney for the county district attorney’s office, and as a mediator for the National Labor Relations Board and arbitrator for the Financial Industry Regulatory Authority. Mr. Stringer brings to the board over 30 years of experience as an attorney in matters of corporate compliance, corporate governance and SEC regulations.

Curtis C. Kimbrell (64) has served as President and Chief Executive Officer of RoomStore since 2001, and has over 30 years of experience in the furniture industry. He began his career in 1972 working for Star Furniture in Durham, North Carolina. From 1976 to 1979, he worked as a store manager for Kimbrell’s Furniture in Charlotte, North Carolina. He then returned to Star Furniture, where he built the business from one to 15 stores and subsequently acquired Danley Furniture, an 18-store chain. He served as President of Danley Furniture until that company was acquired by Heilig-Meyers Company in 1991. He held a number of management positions at Heilig-Meyers, eventually becoming Executive Vice President of Merchandising. After Heilig-Meyers filed for bankruptcy, he was asked to become President and Chief Executive Officer of RoomStore in early 2001.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected and recommends the firm of BDO USA, LLP (“BDO”) as our independent auditors and registered public accountants for the current fiscal year, which will end on February 28, 2011. Although shareholder approval of the selection of BDO is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If the shareholders do not ratify the selection of BDO, the Audit Committee will reconsider the selection of our independent registered public accounting firm.

BDO has served as independent auditors for the Company since 2005. Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

For each of the years ended February 28, 2010 and 2009, BDO billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	2010	2009
Audit fees	$272,000	$367,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

	$272,000	$367,000

Audit fees are for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filing and fees related to the filing of a registration statement on Form S-1 in addition to the various amendments of that registration statement.

The Audit Committee pre-approves all audit, audit-related and non-audit services provided by BDO. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be considered at the Annual Meeting. If any other matters are properly presented at the meeting, however, it is the intention of the persons appointed in the accompanying proxy to vote in accordance with their best judgment on such matters.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

We have a five-person Board of Directors. Four of the Directors are “independent” as defined under applicable SEC regulations. The Chairman of the Board (Mr. Shaffner) and the Chief Executive Officer (Mr. Kimbrell) are separate individuals. Each year, the Board elects the executive officers of the Company, and all officers serve at the Board’s discretion. Currently, there is one family relationship between officers. Mr. Robert Kimbrell (VP - Merchandising) is the son of Mr. Curtis Kimbrell (President and CEO).

The Board of Directors met seven times during the fiscal year ending February 28, 2010. No Board member attended fewer than 75% of the Board meetings (including committee meetings) during fiscal year 2010. There was no Annual Meeting of shareholders in 2009. The Chairman of the Board will attend the 2010 Annual Meeting of shareholders, and the remaining directors will attend by phone if possible.

Audit Committee

We have a standing Audit Committee of the Board of Directors, with Mr. Davis presently serving as Chairman. The other three members of the Audit Committee are Messrs. Kaplan, Shaffner and Stringer, and each of the members are “independent” under the definition of independence used by Nasdaq Rule 5605(a)(2). The Board has determined that the members of the Audit Committee are independent directors as defined by Nasdaq Rule 5605(c)(2)(A). The Audit Committee is responsible for retaining, reviewing and dismissing the independent auditors, reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter, and undertaking such other incidental functions as the board may authorize. The Audit Committee is also responsible for reviewing and approving conflict of interest transactions for the Company. The board of directors has determined that Mr. Davis is an audit committee financial expert (as defined by Item 407(d)(5)(ii) of Regulation S-K).

The Audit Committee met two times during fiscal year 2010. The Audit Committee charter is available on our website (www.roomstore.com) and can be found under the “Investor Relations” section.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Company management the audited financial statements for fiscal year 2010. The Audit Committee has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee has also received the written disclosures and the letter from BDO as required by the PCAOB in Rule 3526 regarding BDO’s communications with the Audit Committee concerning its independence and has discussed with BDO its independence. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for fiscal 2010, for filing with the SEC.

AUDIT COMMITTEE
Eugene I. Davis, Chairman
Ronald A. Kaplan
Robert C. Shaffner
N. Martin Stringer

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. This committee has overall responsibility for approving and evaluating officer compensation, compensation policies and procedures, and other employee benefit programs of the Company. The four members of the Compensation Committee are Mr. Stringer, Chairman, and Messrs. Davis, Kaplan and Shaffner. Mr. Kimbrell does not attend or otherwise participate in Compensation Committee meetings where his own compensation and benefits are discussed.

The Compensation Committee met two times during fiscal year 2010. The Compensation Committee charter is available on our website (www.roomstore.com) and can be found under the “Investor Relations” section.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, recommended to the Board of Directors that such information be included in this proxy statement, and also approved the inclusion of such information in the Annual Report on Form 10-K of the Company, which was filed with the SEC on May 28, 2010.

COMPENSATION COMMITTEE
N. Martin Stringer, Chairman
Eugene I. Davis
Ronald A. Kaplan
Robert C. Shaffner

Corporate Governance Committee

We have a standing Corporate Governance Committee, the purpose of which is to oversee the Company’s governance structure, determine the independence of each Board member, and to recommend nominees to the Board of Directors and to its committees. The four members of the Compensation Committee are Mr. Kaplan, Chairman, and Messrs. Davis, Stringer and Shaffner.

The Corporate Governance Committee did not meet during fiscal year 2010. The Corporate Governance Committee charter is available on our website (www.roomstore.com) and can be found under the “Investor Relations” section.

Code of Ethics

The Company has adopted a Code of Ethics, which applies to all of our directors, officers (including our principal executive officer and our principal financial officer) and employees. The Code of Ethics is available on our website (www.roomstore.com) and can be found under the “Investor Relations” section.

Board Leadership Structure and Risk Management

We have separate individuals serving as Chairman of the Board (“Chairman”), and as Chief Executive Officer (“CEO”). The Chairman, who is a non-employee, independent director, leads and manages the Board, and presides over meetings of the full Board. The CEO, who is also a member of the Board, is responsible for daily management of the senior officers of the Company, and for managing overall business operations. The full Board provides strategic oversight of the Company, and the four independent directors also provide strategic direction to the CEO. We believe that this structure provides an appropriate balance between strong management and independent oversight, which best serves the interests of our shareholders.

The Board’s oversight of the Company’s material risks is primarily accomplished through receiving and discussing periodic reports from senior officers in the Company. The Board also receives periodic reports from outside legal counsel and the Company’s certified public accounting firm. These reports allow the Board to identify material operational, financial, regulatory and legal risks to the Company. Based on these reports, the Board may recommend plans for mitigating any such risks. The Company’s senior management team is then responsible for implementing these plans.

Related Person Transactions and Policy

During the prior fiscal year ending February 28, 2010, there have been no transactions between the Company and related persons, where the amount involved exceeded $120,000. All related party transactions, to the extent they occur, must be reviewed and approved, or ratified, by a majority of disinterested members of the Board of Directors.

Director Compensation

The members of the Board are paid an annual retainer of $18,000. They are also paid $1,000 for each meeting which they attend. The following table summarizes director compensation for the fiscal year ending February 28, 2010:

Name	Fees Paid in Cash	Deferred Compensation (1)	Stock Awards	Option Awards	Other Compensation	Total
Eugene I Davis	$24,000	—	—	—	—	$24,000
Ronald A. Kaplan	$24,000	—	—	—	—	$24,000
Robert C. Shaffner	$12,000	$12,000	—	—	—	$24,000
N. Martin Stringer	$24,000	—	—	—	—	$24,000

(1)	The Company adopted a Non-Employee Director Deferred Compensation Plan in April 2008. Mr. Shaffner elected to defer a portion of his 2009-2010 director compensation under this plan.

The board members also hold options to purchase shares of common stock of RoomStore, as summarized in the table below:

Name	Date of Grant (1)	Number of Options	Option Exercise Price (2)	Fully Vested	Options Expiration Date
Eugene I. Davis	3/1/2006	97,941	$4.76	Yes	3/1/2016
Ronald A. Kaplan	3/1/2006	97,941	$4.76	Yes	3/1/2016
Robert C. Shaffner	3/1/2016	97,941	$4.76	Yes	3/1/2016
N. Martin Stringer	3/1/2016	97,941	$4.76	Yes	3/1/2016

(1)	The stock options were granted on March 1, 2006. One-third of the options vested immediately, a second third vested on March 1, 2007 and the final third vested on March 1, 2008.
(2)	The option exercise price is equal to the per share book value of the Company’s common stock on the date of the grant.

Nominations for Directors

The Corporate Governance Committee of the Board of Directors is responsible for identifying, screening and recommending candidates to fill any vacancies on the Board. The Corporate Governance Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Corporate Governance Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Corporate Governance Committee seeks candidates who:

•	have significant experience with both the senior management and strategic oversight of one or more companies of significant size;

•	are well-regarded in the business community and possess a strong reputation for high ethical standards;

•	have sufficient time and availability to devote to the affairs of the Company, particularly in light of other boards on which the nominee serves:

•	are free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards.

The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Corporate Governance Committee, as well as the Board, in recommending director nominees seeks a board composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the Board’s deliberations and discussions.

The Corporate Governance Committee will consider director nominee candidates who are recommended by our shareholders. There are no differences in the manner in which the Corporate Governance Committee evaluates director candidates based on whether a nominee is recommended by a shareholder.

Any shareholder recommendations must be in writing received no later then 90 days prior to the one-year anniversary date of the previous year’s annual meeting, and must include the following information:

•	Name and address of the shareholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our common stock that are owned by the shareholder and beneficial owner making the recommendation;

•	Name, age, business and residential address, educational background, and ten-year employment history of the recommended nominee;

•	Summary of all other boards and leadership roles for any organizations, which the recommended nominee has served on during the past 10 years;

•

All other information relating to the recommended nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the nominee’s consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected; and

•	A written statement from the shareholder making the recommendation stating why the recommended nominee is qualifiied and how the recommended nominee would be able to meet their duties as a director.

Shareholder Communications

We have an informal policy regarding shareholder communications with the Board. Any shareholder who wishes to communicate directly with the Board of Directors, or with an individual member of the Board, should send their communication via US Mail, addressed to the Chairman of the Board of Directors, or to an individual Director, c/o RoomStore, Inc., 12501 Patterson Avenue, Richmond, VA 23238, Attn: Corporate Secretary. On a periodic basis, we will forward any such communications to the Chairman, or to the individual Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers

The following table provides, as of August 23, 2010, certain information with respect to the beneficial ownership of our common stock for (i) each shareholder known by us to own beneficially more than 5% of our common stock, (ii) our directors and the named executive officers in the Summary Compensation Table incorporated herein by reference, and (iii) all directors and named executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Principal Shareholders:
Heilig-Meyers Master Trust (c/o Wachovia Bank) (2)	1,455,424	14.9%
River Run Management (3)	1,255,242	12.9%
QVT Financial, LP (4)	897,105	9.5%

Directors and Executive Officers:
Lewis M. Brubaker (5)	146,908	1.5%
Ned D. Crosby (5)	244,847	2.5%
Eugene I. Davis (5)	97,941	1.0%
John M. Hamilton (5)	97,941	1.0%
Ronald A. Kaplan (6)	101,346	1.0%
Curtis C. Kimbrell (7)	652,540	6.4%
Robert C. Shaffner (5)	97,941	1.0%
N. Martin Stringer (5)	97,941	1.0%
All directors and executive offices as a group (8 persons)	1,537,405	13.9%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Actunder which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	The principal business address for Heilig-Meyers Master Trust is c/o Wachovia Bank, 301 South College Street – NC0630, Charlotte, NC 28288, Attn: Mark Nelson.
(3)	The beneficial ownership information for River Run Management, LLC (“River Run”) is based upon the Schedule 13G filed with the SEC on June 7, 2010. The Schedule 13G indicates that River Run serves as investment manager or adviser to a variety of funds that directly own such shares. The Schedule 13G also indicates that voting and dispositive power with respect to such shares is shared with Ian Wallace who serves as managing member of River Run. The Schedule 13G was filed jointly by River Run, Mr. Wallace, Third Point LLC (“Third Point”) and Daniel S. Loeb, Chief Executive Officer of Third Point. The Schedule 13G indicates that Third Point shares voting and dispositive power with respect to 174,644 shares (1.8%) with Mr. Wallace who also serves as a portfolio manager at Third Point. The Schedule 13G indicates that Third Point serves as investment manager or adviser to a variety of hedge funds and managed accounts that directly own such shares. The Schedule 13G states that Third Point and Mr. Loeb disclaim beneficial ownership of the shares held by the funds advised by River Run and that Mr. Wallace and River Run disclaim beneficial ownership of the shares held by the funds advised by Third Point. The principal business address of River Run and Mr. Wallace is 73 Central Park West, New York, NY 10023. The principal business address of Third Point and Mr. Loeb is 390 Park Avenue, New York, NY 10022.
(4)

The beneficial ownership information for QVT Financial, LP (“QVT”) is based upon the Schedule 13G filed with the SEC on June 21, 2010. The Schedule 13G indicates that QVT serves as investment manager for two funds that directly own such shares. The Schedule 13G was filed jointly by QVT Financial LP, QVT Fund LP, QVT Financial GP LLC, and QVT Associates GP LLC. The principal business address of QVT and the additional filers (other than QVT Fund LP) is 1177 Avenue of the Americas, 9th Floor, New York, NY 10036. The principal business address of QVT Fund LP is Walkers SPV, Walker House, 87 May Street, George Town, Grand Cayman KY1 9001, Cayman Islands.

(5)	The number of shares for each person consists of shares that may be acquired pursuant to the exercise of stock options granted under the Company’s June 1, 2006 Equity Plan. As of June 18, 2010, none of these stock options had been exercised.
(6)	The number of shares for Mr. Kaplan includes 97,941 shares that may be acquired pursuant to exercise of stock options granted under the Company’s June 1, 2006 Equity Plan, plus 3,405 shares that are owned in full.
(7)	The number of shares for Mr. Kimbrell includes 440,725 shares that may be acquired pursuant to the exercise of stock options granted under the Company’s June 1, 2006 Equity Plan, additional 210,235 shares that are owned in full, 1,580 shares held by a corporation of which Mr. Kimbrell is a 50% owner as to which he shares voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports with the SEC regarding initial ownership of stock (Form 3), and any subsequent changes to such ownership (Form 4). The Company became subject to these requirements on July 13, 2010. The Form 3 for Mr. Davis was timely filed. Due to delays with obtaining CCC and CIK numbers, the Form 3s for Messrs. Brubaker, Crosby, Hamilton, Kaplan, Kimbrell, Shaffner and Stringer were not timely filed. All required Form 3s have now been filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The executive compensation program at RoomStore is designed to (a) attract and retain highly qualified management personnel, (b) motivate the executive team to achieve annual and longer-term business and financial goals, (c) pay for performance that contributes to the short and long-term success of the Company, and (d) align the interests of executives and shareholders by providing equity compensation which grows in value only as the price of RoomStore stock increases.

Overview of Executive Compensation

Executive compensation at RoomStore has four primary components: base pay, annual cash bonuses, equity compensation, and other benefits and perquisites. Base pay is set at levels deemed necessary to attract and retain highly qualified managers and executives. Base pay also reflects the level of responsibility within the Company, and the experience and skills that the executive brings to the Company. Furniture retail is a highly competitive business, with a high level of variable costs. In other words, the more furniture we sell, the higher our costs. Thus, it is very important to carefully control fixed costs (such as salaries). One way we do so at RoomStore is by having a small and versatile executive management team. Each of our senior executives are assigned multiple, varied areas of responsibility. This “cross-functionality” is a key component of our business, and is a key part of the base salary for each executive.

Annual cash bonuses are tied directly to the financial goals of the Company. The success of our business also depends on achieving sales and revenue targets. We must achieve sufficient “top line” revenue, in order to cover our fixed and variable costs, and have enough cash left over to grow the business. The bonus portion of executive pay is designed to drive profitable sales growth. The annual executive bonus plan is based on achieving and exceeding certain EBITDA targets. EBITDA (earnings before interest, taxes, depreciation and amortization) is a good measure of cash flow, which is available to grow the business. While executives can earn more bonus dollars for exceeding EBITDA goals, they do not earn any bonus if EBITDA drops below an acceptable level. The EBITDA goals in the bonus plan are reset each year.

Equity compensation (in the form of stock options and/or stock grants) is designed to keep the executives focused on the value of RoomStore’s stock. As these stock options and stock grants increase in value only as the Company’s stock price increases, senior executives have a strong incentive to grow the equity value of the business.

Other benefits and perquisites are paid to executives at levels deemed usual and customary for a company the size of RoomStore. These benefits are neither extravagant nor unusual, and are designed to help retain our executives by offering and paying a competitive compensation package.

The Role of the Compensation Committee

The four non-employee members of the board of directors serve on the Compensation Committee, which is led by a chairman duly appointed by the board. Pursuant to its charter, the Compensation Committee meets at least two times per year, to discuss executive compensation issues. All Committee members meet the independence requirements of the SEC.

The Compensation Committee reviews individual executive compensation on an annual basis. There are no fixed formulas for setting compensation. Rather, the Committee exercises independent business judgment and discretion to set compensation. The Committee examines the performance of the Company and the executives’ respective contributions to that performance. It will also evaluate each executive’s importance to the Company, and how difficult it might be to replace that executive. The Committee does solicit and consider input from the President and CEO, except with respect to the President and CEO’s own compensation. The executive officers do not participate in this process.

Compensation Study

In October 2009, the Committee retained the compensation consultant 3C (Compensation Consulting Consortium) to review executive compensation levels at the Company. 3C evaluated compensation levels for the executive positions of President and CEO, Chief Operating Officer, Chief Marketing Officer, Chief Financial Officer and Senior Vice President for Human Resources. 3C presented a report to the Committee in November 2009.

3C identified a peer group of 10 companies, which included Design Within Reach, Stanley Furniture Company, Hooker Furniture Corporation, Bassett Furniture Industries, iRobot Corporation, Kirkland’s Inc., Lennox Group Inc., Select Comfort Corporation, Haverty Furniture Companies Inc., and Ethan Allen Interiors. For these public peer group companies, 3C collected actual base pay, annual incentive and long-term incentive information from the most recently available SEC filings. 3C then compared the amounts paid to the peer group, to the amounts paid in FY 09 to the named executive officers. Based on this comparison, 3C recommended base pay increases for 3 positions (COO, CFO and SVP-HR), to be phased in over a 3 year period in order to bring these executives up to the 25th percentile level in the peer group. After due consideration, the Compensation Committee accepted this recommendation.

Base Salary for Executive Officers

The Compensation Committee seeks to attract and retain talented executives from a competitive marketplace where senior managers have various employment options. When determining annual salary increases, the Committee evaluates both internal and external factors such as any increases in job responsibilities, the individual performance of the executive, and the competitive market for the executive’s talent and experience. The Compensation Committee also used a compensation consultant to review market compensation base salary rates for its executive officers. See “Compensation Study,” above.

Annual Cash Incentive Compensation

Each fiscal year, the Compensation Committee and the full Board reviews and approves an annual cash bonus plan. Under this plan, cash bonuses are awarded to all executives at the Vice President level and above if, and only if, the Company achieves specified profit goals (defined as EBITDA) for the applicable fiscal year. These bonuses vary by the level of the executive, and by the amount of EBITDA achieved. The Committee sets a minimum EBITDA goal, below which no bonuses are paid. At this minimum EBITDA goal, a small bonus is paid, which is less than 10% of an executive’s base salary. A sliding scale is then put into effect, where achieving higher EBITDA results will earn the executives higher cash bonuses. At the upper end of the scale, the bonus payments for significantly exceeding the annual EBITDA goal are in the range of 50% to 75% of base pay.

For the past two fiscal years, the Company has not achieved the EBITDA goals set forth in the respective annual plans. Therefore, no cash bonuses were paid in fiscal years 2009 and 2010.

Other Compensation and Perquisites

The Company pays certain other benefits for its executives, which are common to a Company of its size. These include a car allowance, supplemental life insurance, disability insurance, an annual allowance for legal and accounting services, and an annual allowance for a physical exam. Officers at the Vice President level or higher receive a car allowance of $9,420 per year. As these corporate officers visit Company stores on a regular basis, this allowance helps to defray the cost of automobile travel. The Company also pays for life insurance (up to $450,000 per person) and disability insurance (at 70% of base salary) for its senior management team. The Company will also pay up to $1,000 for accounting and legal services actually used by the executive during the year. Finally, the Company pays each executive up to $3,000 for a comprehensive, annual, mandatory physical exam.

Summary Compensation Table

The following tables and footnotes set forth the compensation paid during the past three years to our CEO, CFO and our three most highly compensated executive officers.

Name	Fiscal Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Curtis C. Kimbrell	2010	$402,980	$—	$—	$18,883	$421,863
President/CEO	2009	417,692	—	—	24,012	441,704
	2008	422,568	159,620	301,729	24,143	908,060

Ned D. Crosby	2010	$236,030	$—	$—	$12,461	$248,491
EVP/CMO	2009	231,540	—	158,500	16,590	406,630
	2008	202,888	88,678	114,025	51,962	457,553

Stephen A.Giordano	2010	$236,030	$—	$—	$12,251	$248,281
SVP/C00	2009	132,000	—	60,000	6,365	198,365
	2008	—	—	—	—	—

Lewis M. Brubaker, Jr.	2010	$141,739	$—	$—	$11,342	$153,081
SVP/CFO	2009	138,854	—	108,315	15,473	262,642
	2008	131,160	53,207	85,500	47,252	317,119

John M. Hamilton	2010	$114,123	$—	$—	$13,735	$127,858
SVP/HR	2009	111,815	—	108,706	17,865	238,386
	2008	105,685	35,472	85,500	43,509	270,166

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).
(2)	Payments under the Annual EBITDA-based bonus plan, minus any payments made under the retention plan. See “Annual Cash Bonuses” above for difference in incentive plans for the President/ CEO compared to the other officers.
(3)	Includes (a) the Company’s matching contributions under its 401(k) plan, (b) a monthly auto allowance for certain of the officers, and (c) the premium costs for life insurance and long-term disability insurance coverage paid by RoomStore on behalf of the named executive officer.

Equity Compensation

No new equity awards have been made since March 1, 2006. The Company has made stock option awards only; no stock grants have been awarded. As of March 1, 2008, all stock options previously granted on March 1, 2006 became fully vested and exercisable. The following table summarizes the outstanding equity awards in the Company at February 28, 2010.

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Date Awarded (1)	Option Exercise Price (2)	Option Expiration Date
Curtis C. Kimbrell	440,725	3/1/2006	$4.76	3/1/2016
Ned D. Crosby	244,847	3/1/2006	$4.76	3/1/2016
Lewis M. Brubaker	146,908	3/1/2006	$4.76	3/1/2016
John M. Hamilton	97,941	3/1/2006	$4.76	3/1/2016

(1)	As of February 28, 2010, none of the above stock options have been exercise by any named executive officers, and all stock options awarded on March 1, 2006 have fully vested.
(2)	The option exercise price is equal to the per share book value of the Company’s common stock on the date of the grant.

Other Benefit Plans

Profit Sharing Plan

The Company maintains the RoomStore, Inc. Employees’ Profit Sharing and Retirement Savings Plan to provide retirement, tax-deferred savings for eligible employees and their beneficiaries. The profit sharing and savings plan consists of profit sharing accounts attributable to Company matching and profit sharing contributions based on Company profits and savings accounts attributable to employee pre-tax deferrals and after-tax contributions. The profit sharing and savings plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts contributed by it to the profit sharing and savings plan. Until January 2009, the Company made matching contributions based on participant elective pre-tax contributions; however, no Company profit sharing contributions were made to the profit sharing and savings plan for the fiscal years ending in February 2006, 2007 and 2008. These additional Company contributions are based on a formula which takes into account the size of the Company’s net income for the year, and in the past three fiscal years, the Company’s net income has not triggered any additional contributions under this formula. As of January 2009, the matching contributions were suspended due to the slowing economy and declining Company profits. Going forward, the Company will re-evaluate this decision on a quarterly basis.

Under the profit sharing and savings plan, all Company employees are eligible to participate in the Plan. Employees who have completed a six-month period of employment, have reached age 21 and who work a minimum of 20 hours per week, are eligible to participate in the elective pre-tax, after-tax voluntary, and Company-matching portions of the plan. Participants who elect to make elective pre-tax and/or after-tax contributions to the plan and receive the Company match are immediately vested in their accounts attributable to those contributions. Participants become 100% vested in any Company profit sharing contributions made on their behalf after completing three years of service.

Participants may take a loan from their vested accounts while still employed under certain circumstances pursuant to the terms of the profit sharing and savings plan.

Employment Agreement

The Company has entered into one employment agreement. Pursuant to this agreement, Mr. Kimbrell was hired for a two-year term on June 1, 2005, to serve as the Company’s President and CEO. This agreement was renewed on June 1, 2007, for an additional two-year term and then again on June 1, 2009 for an additional two-year term. Under this agreement, if Mr. Kimbrell is terminated without cause, then he is entitled to receive his base salary and regular benefits for a one year period following termination, plus any earned annual bonus (pro-rated). If Mr. Kimbrell is terminated without cause either three months before or 24 months after a change in control of the Company, then he is entitled to received 2.99 times his base salary plus any earned annual bonus (pro-rated), and he shall be entitled to receive his regular benefits for a period of 36 months.

The Company entered into this employment agreement with Mr. Kimbrell, and subsequently renewed it, because the Board believed, and continues to believe, that the retention of Mr. Kimbrell as President and CEO is critical to achieving the short and long-term business objectives of the Company. The Company has not entered into employment agreements with any other Named Executive Offices because the Board does not believe that such agreements are necessary.

Severance Plans

The Company has adopted three separate severance plans. Under the basic Severance Plan for Employees, employees are entitled to one week’s pay for each year of service in the event that their employment is terminated without cause in connection with a “business event” as defined in the plan documents. Under the Severance Plan for Executive Employees, Vice Presidents are entitled to six months salary (12 months if they have been with the Company for 15 years or more), and Senior Vice Presidents or higher are entitled to 12 months salary (24 months if they have been with the Company for 15 years or more) in the event that their employment is terminated without cause in connection with a “business event” as defined by the plan. Under the Supplemental Severance Plan for Senior Executive Employees, Senior Vice Presidents or higher are entitled to an additional 12 months salary in the event that their employment is terminated without cause in connection with a “business event” as defined by the plan. For additional information, see Exhibits 10.9 and 10.10, were previously filed as part of our registration statement on Form S-1.

Pension Benefits and Deferred Compensation

The Company does not have a pension plan and does not offer deferred compensation to any of its executive officers or employees.

OTHER MATTERS RELATED TO THIS PROXY STATEMENT

Solicitation of Proxies

This solicitation of proxies is made on our behalf and we will bear all costs of solicitation. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this connection.

Shareholder Proposals and Director Nominations for 2011 Meeting

If you have a shareholder proposal to submit for possible inclusion in our 2011 Annual Meeting Proxy Statement, you may send it to: Corporate Secretary, RoomStore, Inc., 12501 Patterson Avenue, Richmond, VA 23238. Any such proposals must be received before April 29, 2011. All such proposals must be in compliance with applicable Securities and Exchange Commission regulations.

To nominate a director at the 2011 Annual Meeting, our Bylaws require a shareholder to notify the Corporate Secretary in writing no less than 60 days and not more than 90 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2011 Annual Meeting, your notice must be delivered, or mailed and received, no earlier than May 29, 2011 and no later than June 28, 2011, and must contain the information specified by our Bylaws regarding each nominee, including:

•

All information relating to each person you propose to nominate for election or re-election as a director that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•	Your name and address and the name and address of any beneficial owner on whose behalf the nomination or nominations is made, as they appear on our records; and

•	The number of shares of common stock that are owned beneficially and of record by you and such beneficial owner.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2011 Annual Meeting, our Bylaws require you to notify the Corporate Secretary in writing no less than 60 days and not more than 90 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2011 Annual Meeting, your notice must be delivered, or mailed and received, no earlier than May 29, 2011 and no later than June 28, 2011, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2011 Annual Meeting, including the reasons for conducting such business at the meeting and any material interest in such business that you, and any beneficial owner on whose behalf the proposal is made, have;

•	Your name and address and the name and address of any such beneficial owner, as they appear on our records; and

•	The number of shares of common stock that are owned beneficially and of record by you and such beneficial owner.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws have been filed as Exhibit 3.2 to our registration statement on Form S-1 and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

Annual Report on Form 10-K

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, including the financial statements. Requests should be made to: Corporate Secretary, RoomStore, Inc., 12501 Patterson Avenue, Richmond, VA 23238. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

By Order of the Board of Directors

/s/ Robert C. Shaffner
Robert C. Shaffner, Chairman

August 27, 2010

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ROOMSTORE, INC.	For All Nominees	Withhold For All Nominees	For All Except

ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 30, 2010 AT 10:00 A.M. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			Proposal 1: Election of Directors The Board of Directors recommends a vote FOR the following directors, for terms expiring in 2011.	☐	☐	☐

The undersigned hereby appoints Robert C. Shaffner and Curtis C. Kimbrell, and either of them, as proxies with full power of substitution, to vote all shares of Common Stock of RoomStore, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of RoomStore, Inc., to be held on September 30, 2010, beginning at 10:00 a.m., at the law offices of McGuireWoods at 901 East Cary Street, Richmond, Virginia 23219, and at any adjournment thereof.

Robert C. Shaffner Eugene I. Davis Curtis C. Kimbrell Ronald A. Kaplan N. Martin Stringer
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
				For	Against	Abstain
			Proposal 2: Ratification of Selection of Accounting Firm	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2. Ratification of selection of BDO Seidman, LLP as the independent registered accounting firm for fiscal year 2011.

In their discretion, the proxies are authorized to vote on such other matters as may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR the election of all director nominees listed in Proposal 1, and also FOR Proposal 2.

Please be sure to date and sign this proxy card in the box below.		Date
	Sign above	Co-holder (if any) sign above

x						y

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

ROOMSTORE, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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